Exhibit 23.1
Consent of Independent Certified Public Accountants
The Board of Directors
Eagle Aviation Resources, Ltd.:
We consent to the use of our report dated February 11, 2005, with respect to the audited balance sheet of Eagle Aviation Resources, Ltd. as of December 31, 2004 and the related audited statement of operations, members’ equity and cash flows for the year ended December 31, 2004, included in this Current Report on Form 8-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC, (collectively the “Registrants”) and incorporated by reference in the Registrants’ Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 25, 2005.
/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada
September 26, 2005

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